Exhibit 99.1

FOR IMMEDIATE RELEASE

                            TALON INTERNATIONAL, INC
                       REPORTS THIRD QUARTER 2007 RESULTS
           ZIPPER SALES INCREASE 31% FOR THE FIRST NINE MONTHS OF 2007

LOS ANGELES,  CALIF.  -- NOVEMBER 19, 2007 -- Talon  International,  Inc. (AMEX:
TLN), formerly Tag-It Pacific, Inc., a leading global supplier of zippers, apparel fasteners, trim and interlining products, reported financial results for the third quarter and nine months ended September 30, 2007.

Sales for the three months ended September 30, 2007 were $9.0 million, reflecting a decline of approximately $4.4 million from the same period of 2006. Sales for the nine months ended September 30, 2007 were $31.7 million, a decline from the same period in 2006 by $6.6 million. The sales decrease for both the quarter and nine months from the prior year principally resulted from a decline in waistband product sales as a result of the expiration of an exclusive sales contract for these products in 2006.

Sales of waistband products were $43,000 for the three months ended September 30, 2007 as compared to $3.6 million for the same period in 2006, and waistband product sales for the nine months ended September 30, 2007 were $681,000 as compared to $8.0 million for the same nine month period in 2006. Sales of the waistband products will continue to be minimal for the balance of 2007 as new customer programs are continuing to be developed for future production. Sales of waistband products for all of 2006 were approximately $9.5 million.

"The Company was contractually prohibited from marketing waistband products under the previous exclusive contract until that contract expired in October of 2006, said Stephen Forte, chief executive officer of Talon International, Inc. "Consequently, we expected a sharp sales decline from this product group, until we could initiate our marketing efforts, and begin to see the results from these efforts. The sales cycle for products of this nature is frequently 12 to 18 months. We are just now beginning to see some tangible positive results as orders for these products are now being received from several customers."

Talon zipper sales for the nine months ended September 30, 2007 were $17.5 million, reflecting a $4.1 million gain, or a 31% increase, over the same nine-month period in 2006. For the three months ended September 30, 2007 Talon zipper sales were $4.2 million, as compared to $4.1 million the same period in 2006. Sales for the nine months ended September 30, 2007 increased over the prior year as a result of the company's expansion into multiple areas throughout China and Southeast Asia. Sales for the three months ended September 30, 2007 as compared to the same period in the prior year, increased at a lesser rate than for the nine months due in part to additional China VAT taxes and export quotas imposed on garment manufacturers during the quarter ended September 30, 2007, and which resulted in manufacturers accelerating some requirements into the previous quarter and shifting production to Asian factories outside China.

Forte added, "We believe the significant sales growth of our Talon zipper products year-to-date is reflective of the growing success of our core strategy to capitalize on the global opportunities within the Talon brand. As the results reflect, we are realizing significant favorable results as we rapidly expand into new markets and team with apparel makers who welcome an alternative global supplier of zipper products with a reputation for superior quality."

Trim product sales for the nine months ended September 30, 2007 were $13.5 million as compared to $17.0 million for the same period in 2006. Sales of Trim products for the three months ended September 30, 2007 were $4.7 million as compared with $5.7 million for the same period in 2006. The Trim product sales decline for the nine months ended September 30, 2007 from the prior year is primarily the result of the following: approximately $700,000 in revenues recognized in 2006 that resulted from the restatement of a 2005 agreement; the result of approximately $2.0 million in sales within Mexico during 2006, which operations we exited during the third quarter of 2006; and from fewer and smaller programs with our customers in 2007 as compared to 2006. Trim sales for the three months ended September 30, 2007 declined from the same period in 2006 principally as a result of the decline in sales within Mexico by approximately $700,000 and from fewer trim programs in 2007.

For the third quarter ended September 30, 2007, the company reported a net loss of $3.7 million, or a net loss of $0.18 per share, as compared to net income of $339,000, or $0.02 per diluted share, for the same period in 2006. For the nine months ended September 30, 2007, the company reported a net loss of $4.0 million, or a net loss of $0.21 per share, as compared to a net income of $264,000, or $0.01 per share, for the same period in 2006.

The net loss for the three and nine months ended September 30, 2007 includes an impairment charge of $2.1 million for a note receivable from 2006 that defaulted in September 2007. The net loss for the three and nine months ended September 30, 2007 as compared with the same periods in 2006 is principally attributable to the decline in overall revenues, offset in part by improvements in other components of gross margin.

Operating expenses for the nine months ended September 30, 2007 were $12.0 million (which included the impairment charge of $2.1 million), or approximately $2.0 million more than the operating expenses for same period in 2006. Operating expense for the three months ended September 30, 2007 were $5.6 million (including the impairment charge of $2.1 million), which was approximately $2.1 million more than the operating expenses for the same period in 2006. "Operating costs are closely controlled and we concentrate our spending increases to support our expansion plans and continually seek cost reductions in our service and administrative costs worldwide." said Forte.

Net cash provided by operating activities for the nine months ended September 30, 2007 was $1.3 million despite the year to date net loss, and cash for the first nine months decreased from December 31, 2006 by $613,000 to $2.3 million at September 30, 2007. During the three months ended September 30, 2007, the company paid in full $12.5 million in previously outstanding convertible notes after completing a $14.5 million credit facility in June 2007 designed to retire these notes and provide additional funds for the company's growth. In November, 2007 the company amended the $14.5 million credit facility to provide for more flexibility under certain performance covenants in the agreement and to expand the Revolver borrowing base available to the company during the next two quarters to ensure ample operating capital to fund its growth and operations. In exchange these amendments, the company agreed to issue to its lender 250,000 shares of our common stock and to reduce the exercise price of warrants previously issued to the lender to $0.75 per share.

                            #          #          #


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


CONFERENCE CALL

Talon International will hold a conference call later today to discuss its third quarter financial results. Talon's CEO Stephen P. Forte and CFO Lonnie D. Schnell will host the call starting at 4:30 P.M. Eastern Time. A question and answer session will follow their presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Talon International conference call and provide the conference ID.

         Date: Tuesday, November 19, 2007
         Time: 4:30 pm Eastern (1:30 pm Pacific)
         Domestic callers: 1-800-322-9079
         International callers: 1-973-582-2717
         Conference ID#: 9483352
         Internet Simulcast: http://viavid.net/dce.aspx?sid=00004903

If you have any difficulty connecting with the conference call or webcast, please contact the Liolios Group at 949-574-3860.

A replay of the call will be available later that evening and will be accessible until December 3, 2007. The replay call-in number is 1-877-519-4471 for domestic callers and 1-973-341-3080 for international. The conference ID is # 9483352.

ABOUT TALON INTERNATIONAL, INC.
Talon International, Inc. is a global supplier of apparel fasteners, trim and interlining products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers. Talon manufactures and distributes zippers and other fasteners under its Talon(R) brand, known as the original American zipper invented in 1893. Talon also designs, manufactures, engineers, and distributes apparel trim products and specialty waist-bands under its trademark names, Talon, Tag-It and TekFit, to more than 60 apparel brands and manufacturers including Levi Strauss & Co., Juicy Couture, Ralph Lauren, Victoria's Secret, Target Stores, Wal-Mart, and Express. The company has offices and facilities in the United States, Hong Kong, China, India and the Dominican Republic and is expanding into Eastern Europe, Indonesia and Vietnam.

FORWARD LOOKING STATEMENTS
This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the company's industry, competition and capital requirements, and the potential for growth in zipper sales. Factors which could cause actual results to differ materially from these forward-looking statements include our ability to manage an international expansion, the level of acceptance of the company's products by retailers and consumers, pricing pressures and other competitive factors and the unanticipated loss of major customers. These and other risks are more fully described in the company's filings with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

COMPANY CONTACT                                   INVESTOR RELATIONS
Talon International, Inc.                         Scott Liolios or Scott Kitcher
Rayna Long                                        Liolios Group, Inc.
Tel (818) 444-4128                                Tel (949) 574-3860
rlong@talonzippers.com


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


                            TALON INTERNATIONAL, INC.
                         (FORMERLY TAG-IT PACIFIC, INC.)

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                                                            Three Months Ended               Nine Months Ended
                                                               September 30,                   September 30,
                                                        ----------------------------   ----------------------------
                                                            2007            2006           2007            2006
                                                        ------------    ------------   ------------    ------------
Net sales ...........................................   $  9,013,135    $ 13,366,945   $ 31,670,234    $ 38,251,248
Cost of goods sold ..................................      6,486,659       9,218,539     22,422,412      27,132,880
                                                        ------------    ------------   ------------    ------------
   Gross profit .....................................      2,526,476       4,148,406      9,247,822      11,118,368

Selling expenses ....................................        722,447         910,996      2,161,666       2,131,515
General and administrative expenses .................      2,731,665       2,606,936      7,749,445       7,903,435
Reserve for impairment of note receivable ...........      2,127,653            --        2,127,653            --
                                                        ------------    ------------   ------------    ------------
   Total operating expenses .........................      5,581,765       3,517,932     12,038,764      10,034,950

Income (loss) from operations .......................     (3,055,289)        630,474     (2,790,942)      1,083,418
Interest expense, net ...............................        647,514         236,500      1,138,088         752,705
                                                        ------------    ------------   ------------    ------------

Income (loss) before income taxes ...................     (3,702,803)        393,974     (3,929,030)        330,713
Provision for income taxes ..........................        (20,972)         54,857         57,652          66,357
                                                        ------------    ------------   ------------    ------------

   Net income (loss) ................................   $ (3,681,831)   $    339,117   $ (3,986,682)   $    264,356
                                                        ============    ============   ============    ============

Basic income (loss) per share .......................   $      (0.18)   $       0.02   $      (0.21)           0.01
                                                        ============    ============   ============    ============
Diluted income (loss) per share .....................   $      (0.18)   $       0.02   $      (0.21)   $       0.01
                                                        ============    ============   ============    ============

Weighted average number of common shares outstanding:

   Basic ............................................     20,041,433      18,440,927     19,060,664      18,347,509
                                                        ============    ============   ============    ============
   Diluted ..........................................     20,041,433      19,279,648     19,060,664      18,719,531
                                                        ============    ============   ============    ============


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


                            TALON INTERNATIONAL, INC.
                         (FORMERLY TAG-IT PACIFIC, INC.)
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                   (unaudited)
                                                    September     December 31,
                                                     30, 2007         2006
                                                   ------------   ------------
Assets
Current assets:
   Cash and cash equivalents ...................   $  2,318,712   $  2,934,673
   Accounts receivable, net ....................      3,866,355      4,664,766
   Note receivable, net ........................           --        1,378,491
   Inventories, net ............................      2,710,051      3,051,220
   Prepaid expenses and other current assets ...        449,743        541,034
                                                   ------------   ------------
Total current assets ...........................      9,344,861     12,570,184

Property and equipment, net ....................      5,418,095      5,623,040
Fixed assets held for sale .....................        826,904        826,904
Note receivable, less current portion ..........           --        1,420,969
Due from related party .........................        736,557        675,137
Intangible assets, net .........................      4,110,751      4,139,625
Other assets, net ..............................        592,971        437,569
                                                   ------------   ------------

Total assets ...................................   $ 21,030,139   $ 25,693,428
                                                   ============   ============

Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable .............................   $  5,363,432   $  4,533,145
  Accrued legal costs ..........................        226,507        427,917
  Other accrued expenses .......................      2,246,344      2,832,363
  Demand notes payable to related parties ......         85,176        664,970
  Current portion of capital lease obligations .        383,090        432,728
  Current portion of notes payable .............        294,259      1,107,207
  Secured convertible promissory notes .........           --       12,472,622
                                                   ------------   ------------
Total current liabilities ......................      8,598,808     22,470,952

Capital lease obligations, less current portion         247,763        474,733
Notes payable, less current portion ............        925,104      1,061,514
Revolver note payable ..........................      3,807,806           --
Term note payable, net of discount .............      7,289,480           --
Other long term liabilities ....................         83,651           --
                                                   ------------   ------------
Total liabilities ..............................     20,952,612     24,007,199
                                                   ------------   ------------
Commitments and contingencies

Stockholders' Equity:
  Preferred stock Series A, $0.001 par value;
  250,000 shares authorized; no shares issued
  or outstanding ...............................           --             --
  Common stock, $0.001 par value, 100,000,000
    shares authorized; 20,041,433 shares issued
    and outstanding at September 30, 2007;
    18,466,433 at December 31, 2006 ............         20,041         18,466
  Additional paid-in capital ...................     54,394,342     51,792,502
  Accumulated deficit ..........................    (54,357,221)   (50,124,739)
  Accumulated other comprehensive income-foreign
    currency ...................................         20,365           --
                                                   ------------   ------------
Total stockholders' equity .....................         77,527      1,686,229
                                                   ------------   ------------

Total liabilities and stockholders' equity .....   $ 21,030,139   $ 25,693,428
                                                   ============   ============


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